EXHIBIT (4)(b)(xii)

                         ANNUITY INVESTORS[SERVICEMARK]
                             LIFE INSURANCE COMPANY


                        TAX SHELTERED ANNUITY ENDORSEMENT

The Certificate of Participation under the annuity contract (your "Certificate") is changed as set out below to add provisions for a Tax Sheltered Annuity.

   APPLICABLE TAX LAW RESTRICTIONS. The annuity contract is intended to receive contributions that qualify for deferred tax treatment under Internal Revenue Code ("IRC") Section 403(b). It is restricted as required by federal tax law. We may change the terms of the annuity contract and your Certificate, or administer the annuity contract and your interest in it, at any time as needed to comply with that law. Any such change may be applied retroactively.

   NO ASSIGNMENT OR TRANSFER. You cannot assign, sell, or transfer your interest in the annuity contract. You cannot pledge it to secure a loan or the performance of an obligation, or for any other purpose. The only exceptions to these rules are:

      1) you may use your interest in the annuity contract to secure a loan made under any loan provisions of the annuity contract;

      2) all or part of your interest in the annuity contract may be transferred under a Qualified Domestic Relations Order as defined in IRC Section 414(p); and

      3) you may designate another person to receive payments with you based on joint lives or joint life expectancies, but any such designation shall not give that other person any present rights under the annuity contract during your lifetime.

   LIMITS ON CONTRIBUTIONS. We may refuse to accept any contribution to the annuity contract that does not qualify for deferred tax treatment under IRC
   Section 403(b) and Section 415. Contributions made for you to the annuity contract and any other plan, contract, or arrangement under salary reduction agreement(s) with your employer(s) cannot exceed the limits of IRC Section 402(g).

   DISTRIBUTION RESTRICTIONS ON SALARY REDUCTION CONTRIBUTIONS AND CUSTODIAL ACCOUNTS TRANSFERS. To comply with federal tax law, distribution restrictions apply to amounts under the annuity contract that represent:

      1) contributions made after December 31, 1988 under any salary reduction agreement with an employer;

      2)   income   earned  after   December   31,  1988  on  salary   reduction
           contributions whenever made; or

      3) transfers from a custodial account described in IRC Section 403(b)(7) and all income attributable to the amount transferred.

   Any such amount cannot be distributed with respect to your interest in the annuity contract unless you have:

      1)   reached age 59-1/2; or

      2)   separated from service with your employer; or

      3)   become disabled (as defined in IRC Section 72(m)(7)); or

      4) in the case of salary reduction contributions (including salary reduction contributions to a custodial account), incurred a hardship as defined under the IRC.



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   A withdrawal  made by reason of a hardship  cannot  include any income earned after December 31, 1988 attributable to salary reduction contributions.

   IRC Section 72(m)(7) states that: "An individual shall be considered to be disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration. An individual shall not be considered to be disabled unless he furnishes proof of the existence thereof in such form and manner as the Secretary [of the Treasury] may require."

   DIRECT ROLLOVERS. To the extent required under IRC Section 401(a)(31), you or your surviving spouse may elect to have any portion of an eligible rollover distribution (as defined in IRC Section 403(b)(8)) paid directly to an Individual Retirement Annuity or Individual Retirement Account (as defined in IRC Section 408) or, if allowed, to another Tax Sheltered Annuity (as defined in IRC Section 403(b)), specified by your or your surviving spouse and which accepts such distribution. Any direct rollover election must be made on our form, and must be received at our office before the date of payment.

   REQUIRED MINIMUM DISTRIBUTIONS DURING LIFE. The Required Beginning Date for distributions with respect to your interest in the annuity contract is April 1 following the later of the calendar year in which you reach age 70-1/2 or the calendar year in which you retire. No later than the Required Beginning
   Date:

      1)   your interest in the annuity contract must be paid in full; or

      2) distributions of your interest in the annuity contract must begin in the form of periodic payments made at least annually (i) for your life or as joint and survivor payments to you and one other individual, or (ii) over a period certain not to exceed the your life expectancy or the joint and last survivor life expectancy of you and one other individual named to receive any remaining payments after your death, with payments which do not increase or increase only as provided in Q&A F-3 of Section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

   All distributions made hereunder shall be made in accordance with the requirements of IRC Section 401(a)(9), including the incidental death benefit requirements of IRC Section 401(a)(9)(G), and the regulations thereunder, including the minimum distribution incidental benefit requirements of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

   Life expectancies are computed using the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. The life expectancies of you and your spouse shall be recalculated annually unless periodic payments for a fixed period begin irrevocably (subject to acceleration) by the Required Beginning Date. The life expectancy of any other individual may not be recalculated. Any life expectancy which is not being recalculated shall be determined using the attained age of the individual in the calendar year in which you reach age 70-1/2 or in any earlier year in which payments begin irrevocably, and any payment calculations for subsequent years shall be based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year such life expectancy was first determined.

   REQUIRED MINIMUM DISTRIBUTIONS AFTER DEATH. If you die after the Required Beginning Date or after payments begin irrevocably (subject to acceleration), the remaining portion of your interest in the annuity contract must continue to be distributed at least as rapidly as under the method of distribution being used prior to your death.


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   If you die before the  Required  Beginning  Date and  before  payments  begin irrevocably, your entire interest in the annuity contract must be paid either:

      1)   in full by December 31 of the fifth  calendar  year after your death;
           or

      2) over the life or over a period certain not greater than the life expectancy of the individual designated under the annuity contract to receive payments after your death with payments beginning by December 31 of the first calendar year after your death.

   However, if your surviving spouse is the individual designated to receive your entire interest in the annuity contract, then the starting date for payments under clause 2) above may be delayed to a date not later than December 31 of the calendar year in which you would have reached age 70-1/2. If your surviving spouse dies before payments begin under this provision, then this provision shall apply upon the death of your spouse as if your spouse were the owner of your interest in the annuity contract.

   Life expectancy is computed using the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. For distributions beginning after your death, the life expectancy of your surviving spouse shall be recalculated annually unless periodic payments for a fixed period begin irrevocably (subject to acceleration) by the date payments are required to begin. The life expectancy of any other individual may not be recalculated. Any life expectancy which is not being recalculated shall be determined using the attained age of such individual in the calendar year in which payments are required to begin or in any earlier year in which payments begin irrevocably, and any payment calculations for subsequent years shall be based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first determined.

This is part of your Certificate. It is not a contract. It changes your Certificate only as and to the extent stated. In all cases of conflict with the other terms of your Certificate, the provisions of this Endorsement shall control.

      Signed for us at our office as of the date of issue.


               /s/ Betty Kasprowicz                    James M. Mortensen

               Secretary                               Executive Vice President


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